SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities
Act of 1934

Date of Report (date of earliest event reported):  March 16, 1998

                 Mallon Resources Corporation
      (exact name of registrant as specified in its charter)

    Colorado                 0-17267            84-1095959
(State or other            (Commission       (I.R.S. Employer
jurisdiction                File Number)     Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado	80202
(address of principal executive offices)	(zip code)

Registrant's telephone number including area code: (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated March 16, 1998, the text of which follows:

     Denver, Colorado -- Mallon Resources Corporation (Nasdaq:
"MLRC") today reported that in 1997 it achieved record levels of oil and gas reserves, production, revenues and cash flow.
Average daily production for all of 1997 was 1,611 BOE, a 52% increase over 1996's average daily production of 1,060 BOE. At the end of 1997, Mallon was producing approximately 3,000 BOE per day, up from the approximately 1,000 BOE per day it was producing at the start of the year. Mallon's average daily production is currently approximately 3,800 BOE per day. During 1997, Mallon drilled 26 wells and recompleted 22 wells, compared to a total of four drilled and recompleted wells during 1996. Mallon's oil and gas reserves at December 31, 1997, were 9.7 million barrels of oil equivalent (mmboe), a 52% increase over the 6.4 mmboe reported at year-end 1996. Natural gas accounted for 86% of year end reserves. For 1998, Mallon has a $24.7 million capital budget, compared to $15.5 million of actual capital expenditures in 1997. Mallon plans to drill and recomplete more than 60 wells during 1998. At the date of this News Release, Mallon has drilled or recompleted 18 wells during first quarter 1998, and currently has two drill rigs in operation.

     Mallon's financial results were again unfavorably impacted by its interest in Laguna Gold Company. Mallon previously held approximately 56% of the common stock of Laguna, a junior gold mining company in the pre-production stage. In fourth quarter 1997, Mallon contributed shares of its Laguna common stock to induce a new management team to join Laguna, and Mallon now owns approximately 49% of Laguna's common stock. Also in 1997, Mallon reduced the carrying value of its investment in Laguna to zero, due primarily to Laguna's impairment of its mining assets because of continued depressed gold prices. As a result of this write-down, after 1997, Laguna's results will no longer negatively impact Mallon's financial results.

     Including $3,634,000 of Laguna related losses, Mallon reported a net loss for 1997 of $3,704,000 on revenues of $8,651,000, compared to a net loss for 1996 of $1,837,000 on revenues of $6,366,000. The net loss attributable to common shareholders for 1997 was $4,292,000 ($0.92 per share) compared to net income attributable to common shareholders for 1996 of $1,530,000 (loss of $0.88 per share - see Note B). Total revenues for 1997 were up by $2,285,000 (36%) over 1996. Mallon also reported a net loss for fourth quarter 1997 of $2,987,000 on revenues of $2,798,000, compared to a net loss for fourth quarter 1996 of $519,000 on revenues of $1,837,000. The net loss attributable to common shareholders for fourth quarter 1997 was $3,017,000 ($0.60 per share) compared to net income attributable to common shareholders for fourth quarter 1996 of $3,128,000 (loss of $0.16 per share - see Note B). Operating cash flow for 1997 was $2,802,000 ($0.60 per share) compared to $460,000 ($0.18 per share) for 1996.


SELECTED FINANCIAL AND OPERATING DATA
(In thousands, except per unit data)


                                            For the Three            For the
                                            Months Ended            Year Ended
                                         ___December 31,__          December 31,___
                                         1997         1996       1997          1996
Selected Results
   Revenues                              $ 2,798      $1,837     $ 8,651       $ 6,366
   Costs and expenses                      3,017       2,529       9,111         8,309
   Net loss                               (2,987)(A)    (519)     (3,704)(A)    (1,837)
   Net income (loss) attributable to
      common shareholders                 (3,017)(A)   3,128 (B)  (4,292)(A)     1,530 (B)
   Net loss per share attributable to
      common shareholders                $ (0.60)(A)  $(0.16)(B) $ (0.92)(A)   $ (0.88)(B)
   EBITDA (C)                             (1,433)(A)     311          56 (A)     1,520
   EBITDA per share                      $ (0.29)(A)  $ 0.08     $  0.01 (A)   $  0.61
   Cash flow (D)                           1,070          45       2,802           460
   Cash flow per share                   $  0.21      $ 0.01     $  0.60       $  0.18
   Weighted average shares outstanding     4,995       3,945       4,682         2,512

Other Operating Data
   Net Production:
     Oil (Mbbls)                              65          39         196           174
     Gas (Mmcf)                              797         352       2,350         1,286
     MBOE                                    198          98         588           388
   Average realized sales price
     Oil ($/Bbl)                          $17.60      $20.82      $19.31        $18.05
     Gas ($/Mcf)                           $2.05       $2.68       $2.04         $2.11
     BOE ($/BOE)                          $14.02      $17.92      $14.60        $15.09

(A) At December 31, 1997, Mallon reduced the carrying value of its investment in Laguna Gold Company to zero, due primarily to Laguna's write-down of its mining assets because of continued depressed gold prices. After 1997, Laguna's financial results will no longer negatively impact Mallon's financial results. The effect of all Laguna-related transactions on Mallon's earnings and EBITDA for 1997 is as follows:

                            For the Three
                            Months Ended       For the Year Ended
                          December 31, 1997    December 31, 1997
                          Earnings   EBITDA    Earnings   EBITDA
Total Laguna-related loss  $(3,158)  $(2,808)  $(3,634)  $(3,284)
Total Laguna-related loss
   per common share        $ (0.63)  $ (0.56)  $ (0.78)  $ (0.70)

(B) In fourth quarter 1996, Mallon recognized a gain on the redemption of its Series A Convertible Preferred Stock (the "Series A Stock") resulting in additional net income attributable to common shareholders of $3,743,000. The Series A Stock, which was a common stock equivalent, was included in the 1996 per share calculation as if converted. However, because the Series A Stock was reflected as if converted, the gain on redemption was deducted from net income attributable to common shareholders for purposes of calculating per share data, resulting in a net loss attributable to common shareholders for fourth quarter 1996 of $615,000, or $0.16 per share, and a net loss attributable to common shareholders for the year ended December 31, 1996 of $2,213,000, or $0.88 per share.

(C) EBITDA is income before income taxes, interest expense, depreciation, depletion and amortization, impairment, and extraordinary loss.

(D) Cash flow from operating activities before working capital adjustments.

Mallon Resources Corporation is a Denver, Colorado based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's common stock is quoted on Nasdaq under the symbol "MLRC".


                       Signatures

    Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                       Mallon Resources Corporation


March 23, 1998         By: __/s/ Roy K. Ross____________________
                           Roy K. Ross, Executive Vice President